Exhibit 23

PriceWaterhouseCoopers LLP

Suite 900

1800 Tysons Boulevard

McLean, VA 22102

Telephone (703) 918-3000

Facsimile (703) 918-3100

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-92512, No. 333-18555, No. 333-85655, No. 333-61794, No. 333-116346, No. 333-125055, No. 333-133803, No. 333-144397 and No. 333-165609) and Form S-3 (No. 333-156690 and No. 333-165349) of Susquehanna Bancshares, Inc. of our report dated February 28, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

McLean, Virginia

February 28, 2011

PricewaterhouseCoopers LLP, 1800 Tysons Boulevard, Suite 900, McLean, VA 22102

T: (703)918 3000, F: (703)918 3100, www.pwc.com/us